As filed with the Securities and Exchange Commission on August 27, 1999
                          Registration No. 333 - _____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------
                          INTELECT COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

           DELAWARE                                     76-0471342
(STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

            INTELECT COMMUNICATIONS, INC. STOCK INCENTIVE PLAN (1)
                           (FULL TITLE OF THE PLAN)

                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                                 (972) 367-2100
                        (ADDRESS, INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                            -------------------------
                               HERMAN M. FRIETSCH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          INTELECT COMMUNICATIONS, INC.
                              1100 EXECUTIVE DRIVE
                             RICHARDSON, TEXAS 75081
                            TELEPHONE: (972) 367-2100
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 WITH A COPY TO:
                                ROBERT C. BEASLEY
                              RYAN & SUDAN, L.L.P.
                             909 FANNIN, SUITE 3900
                              HOUSTON, TEXAS 77010
                            TELEPHONE: (713) 652-0501
                            ------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of the registration statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED        PROPOSED
                                                     MAXIMUM         MAXIMUM
                                                     OFFERING       AGGREGATE     AMOUNT OF
 TITLE OF SECURITIES            AMOUNT TO             PRICE          OFFERING    REGISTRATION
   TO BE REGISTERED           BE REGISTERED        PER SHARE (3)      PRICE          FEE
----------------------    --------------------    --------------    ----------   ------------
  Common Stock,
 $.01 par value                   (2)1,000,000    $        1.016    $1,016,000   $        283
----------------------    --------------------    --------------    ----------   ------------

(1)   Of the 6,000,000 shares of Common Stock issuable under the Company's
      Stock Incentive Plan amended as of June 18, 1999, 4,000,000 shares were previously issued or remain issuable on the Company's Registration Statement on Form S-8, filed January 2, 1998 (Commission File Number 333-3246), for the original Stock Incentive Plan and an additional 1,000,000 have been issued or remain issuable under the Company's Registration Statement on Form S-8 filed on August 13, 1998 (Commission File No. 333-61333) under the Company's Stock Incentive Plan as amended as of June 18, 1998.


(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the registration fee has been calculated based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 24, 1999.

                                 INTRODUCTION

       On June 18, 1999, the stockholders of the Company approved at its Annual Meeting of Stockholders a proposal to amend the Company's Stock Incentive Plan (the "Plan") to increase the number of shares available for issuance under the Plan by 1,000,000 for an aggregate amount of shares available for issuance under the Plan of 6,000,000 shares. The Company hereby incorporates by reference the registration statement on Form S-8 filed on January 2, 1998 (File No. 333-3246) which covered 4,000,000 shares of Common Stock and the registration statement on Form S-8 filed on August 13, 1998 (File No. 333-61333) which covered an additional 1,000,000 shares.

                                    PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.           Plan Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.

      The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

      1. Annual Report on Form 10-K for the year ended December 31, 1998;
      2. Quarterly Reports on Form 10-Q for the quaterly periods ended March 31, 1999 and June 30, 1999;
      3. Current Reports on Form 8-K filed on July 2, 8, August 18, and 25,
         1999;
      4. The Company's Definitive Proxy Statement on Schedule 14A filed on
         April 30, 1999; and
      5. The description of the Company's Common Stock contained in Registration Statement on Form S-4 declared effective on October 30, 1997 (File No. 333-39063) and the Form 8-K of the Company filed on December 5, 1997.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

      Our financial statements as of December 31, 1998, and for the year then ended, incorporated by reference have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The report of Grant Thornton LLP on the consolidated financial statements contains an explanatory paragraph that states that we have suffered recurring losses from continuing operations and are dependent upon the successful development and commercialization of our products and our ability to secure adequate sources of capital until we operate profitably. These matters raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      Our financial statements as of December 31, 1997, and for the year then ended, incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      Our consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996, the related schedule, and the report of KPMG Peat Marwick, independent chartered accountants, all contained in our 1998 annual report, are incorporated herein by reference. The KPMG Peat Marwick report on the aforementioned consolidated financial statements contains an explanatory paragraph that states that we have suffered recurring losses from continuing operations and are dependent upon the successful development and commercialization of our products and our ability to secure adequate sources of capital until we operate profitably. These matters raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Item 4.    Description of Securities.

      Not applicable.

Item 5.    Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby will be passed upon by Ryan & Sudan, L.L.P., Houston, Texas. Philip P. Sudan, Jr. is a partner of Ryan & Sudan, L.L.P and a director of Intelect. Mr. Sudan beneficially owns 297,084 shares of common stock. Mr. James W. Ryan, a partner in Ryan & Sudan, L.L.P., beneficially owns 103,542 shares of common stock. In addition, Messrs. Ryan and Sudan are holders of certain amended and restated promissory notes ("Promissory Notes") issued by the Company which have an aggregate principal balance of $200,000. The Promissory Notes are payable on demand in cash or in Common Stock. If a holder elects to convert his Promissory Note into Common Stock, the number of shares to which the holder would be entitled is equal to the aggregate principal and interest outstanding under the Promissory Note divided by $2.00. The Promissory Notes were originally issued on December 5, 1997 and bear interest at the prime rate plus 3%.

Item 6.    Indemnification of Directors and Officers.

      Article VII of the Registrant's Certificate of Incorporation provides that if Delaware law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended. Any amendment, repeal or modification of Article VII of the Registrant's Certificate of Incorporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

      Article XI of the Registrant's By-Laws provides that the Registrant (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or an officer of the Registrant, or is or was serving at the request of the Registrant as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) may indemnify, if the Board of Directors determines such indemnification is appropriate, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. To the extent that (i) a director or an officer of the Registrant or (ii) any other employee or agent of the Registrant who the Board of Directors has authorized the Registrant to indemnify, has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors.

      Article XI of the Registrant's By-Laws also provides that any indemnification provided therein (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in sections 1 and 2 of Article XI of the Registrant's By-Laws. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(iii) by the shareholders.

      Expenses (including attorneys fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant or as otherwise authorized by law. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Article XI of the Registrant's By-Laws further provides that the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

           See exhibit Index following signature page.

Item 9.    Undertakings.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement as amended by this Post-Effective Amendment No. 1:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on August 27, 1999.

                                      INTELECT COMMUNICATIONS, INC.



                                     By: /s/HERMAN M. FRIETSCH
                                            Herman M. Frietsch
                                            Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

SIGNATURE                                       TITLE                                             DATE
---------                                       -----                                             ----

/s/ HERMAN M. FRIETSCH
    Herman M. Frietsch                          Chief Executive Officer and                  August 27, 1999
                                                Director (Principal Executive Officer)

/s/ ROBERT P. CAPPS
    Robert P. Capps                             Executive Vice President and                 August 27, 1999
                                                Chief Financial Officer
                                                (Principal Financial Officer and Principal
                                                Accounting Officer)
/s/ PHILIP P. SUDAN, JR.
    Philip P. Sudan, Jr.                        Director                                     August 27, 1999


/s/ ANTON LIECHTENSTEIN
    Anton Liechtenstein                         Director                                     August 27, 1999


/s/ ROBERT E. GARRISON II
    Robert E. Garrison II                       Director                                     August 27, 1999

Item 21.  Exhibits and Financial Statement Schedules

      (a)  Exhibits

        EXHIBIT   DESCRIPTION OF EXHIBIT

           4.1    Amended and Restated Certificate of Incorporation of the
                  Company(1)
           4.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation (2)
           4.3    Amended and Restated By-laws of the Company(1)
           5.1    Opinion of Ryan & Sudan, L.L.P.
           10.1   Stock Incentive Plan of the Company, as amended (3)
           23.1   Consent of Grant Thornton, L.L.P.
           23.2   Consent of Arthur Andersen, L.L.P.
           23.3   Consent of KPMG Peat Marwick
           23.4   Consent of Ryan & Sudan, L.L.P. (included in Exhibit 5.1)
           ------------------------------
           (1) Incorporated herein by reference to the Form S-4 of the Company (File No. 333-39063).
           (2) Incorporated herein by reference to that certain Form 8-K of the Company filed March 8, 1999.
           (3) Incorporated herein by reference to the Proxy Statement of the Company filed April 30, 1999.

      (b)  Financial Statement Schedules

           Not applicable.